Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 15, 2017 relating to the financial statements and financial statement schedule, which appears in Model N, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2017.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 15, 2017